Aflac Incorporated 2008 Form 10-K
EXHIBIT 10.5
AFLAC INCORPORATED
SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN
As amended and restated
effective January 1, 2009

AFLAC INCORPORATED
SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN
     Effective as of the 1st day of January, 2009, Aflac Incorporated, a corporation duly organized and existing under the laws of the State of Georgia (the “Company”), hereby amends and restates the Aflac Incorporated Supplemental Executive Retirement Plan (the “Plan”).
BACKGROUND AND PURPOSE
     A. Background. The Plan was initially adopted effective as of October 1, 1989, and has been amended since that date, with the most recent amendment and restatement of the Plan occurring effective as of January 1, 2001. Effective January 1, 2009, the Plan, as set forth in this document, is intended and should be construed as a restatement and continuation of the Plan as previously in effect.
     B. Purpose. The primary purpose of the Plan is to provide supplemental retirement income to selected executives of the Company and its affiliated companies.
     C. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. It is intended that this Plan comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
STATEMENT OF AGREEMENT
     To amend and restate the Plan with the purposes and goals as hereinabove described, the Company hereby sets forth the terms and provisions as follows:

AFLAC INCORPORATED
SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

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Page
9.1 Taxation	28
9.2 No Employment Contract	28
9.3 Headings	28
9.4 Gender and Number	28
9.5 Successors	28
9.6 Legal Expenses	28
9.7 Assignment of Benefits	29
9.8 Legally Incompetent	29
9.9 Governing Law	29

ARTICLE 1
DEFINITIONS
     For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning plainly is required by the context.
     1.1 Actuarial Equivalent means an amount of equivalent value determined by applying the Unisex Pension 1984 Mortality Table and a 7% rate of interest; provided, consistent with the terms of Section 8.1, the Administrative Committee may, in its sole discretion from time to time, modify this rate of interest.
     1.2 Administrative Committee means the committee designated by the Compensation Committee to act on behalf of the Company to administer the Plan. If at any time the Compensation Committee has not designated an Administrative Committee, the Compensation Committee shall serve as the Administrative Committee. Subject to the limitation in Section 7.1 relating to decisions which affect solely their own benefits under the Plan, individuals who are management level employees and/or Participants may serve as members of the Administrative Committee. The Administrative Committee shall act on behalf of the Company to administer the Plan, all as provided in Article 7.
     1.3 Affiliate means (i) with respect to the Company or any other participating employer under the Plan, any corporation or other entity that is required to be aggregated with such entity under Code Sections 414(b) or (c), and (ii) except as used in Sections 4.3 or 4.5, any other entity in which the Company has an ownership interest and which the Company designates as an Affiliate for purposes of the Plan. Notwithstanding the foregoing, for purposes of determining whether a Separation from Service has occurred, the term “Affiliate” shall include the Participant’s employer and all entities that would be treated as a single employer with the employer under Code Section 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.
     1.4 Annual Compensation means the amount actually paid to a Participant for services performed as an employee (but not as a consultant) during a relevant calendar year as wages, salaries for professional services, and cash bonuses. Annual Compensation for a relevant calendar year shall also include compensation (i) contributed by the Company on behalf of a Participant pursuant to a salary reduction agreement which is not includable in the gross income of the Participant under Code Sections 125, 402(a)(8) or 402(h), or (ii) deferred by the Company on behalf of a Participant pursuant to a salary reduction agreement under the Aflac Incorporated Executive Deferred Compensation Plan.
     1.5 Annual Retirement Benefit means the annual amount payable to a retired Participant as determined pursuant to the terms of Article 3.
     1.6 Average Annual Compensation means, for each Participant, the average of his Annual Compensation for the 3-consecutive-calendar-year period in the final 10-consecutive-calendar-year period of employment with the Company and its Affiliates that yields the highest average. For purposes hereof, the Participant’s Annual Compensation for the calendar year in which the Participant terminates employment with the Company and all of its Affiliates shall be taken into account only if such termination occurs as of December 31 of such year.
     1.7 Benefit Commencement Date means, with respect to a Participant or Surviving Spouse, (i) in the case of installment or annuity payments, the first day of the first period for which payment of a benefit under the Plan is scheduled to commence, or (ii) in the case of a payment in the form of a lump sum, the date of payment.
     1.8 Board means the Board of Directors of the Company.
     1.9 Cause means, in connection with a Participant’s termination of employment and/or removal from participation in the Plan (whether by action of his employer or the Compensation Committee, or by the Participant’s resignation for other than Good Reason in anticipation of such action for Cause to terminate his employment or participation), (i) the continued failure by the Participant to substantially perform the Participant’s duties with the Company or an Affiliate of the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after a Participant gives a notice of termination of employment for Good Reason) after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties; (ii) the engaging by the Participant in conduct that is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; or (iii) the Participant’s conviction of, or plea of guilty or no contest to, a felony or crime involving moral turpitude. Notwithstanding the foregoing, a termination for Cause shall not be deemed to have occurred under clause (i) or (ii) unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant engaged in conduct set forth above and specifying the particulars thereof in detail.
     1.10 Change in Control means any of the events specified in (a), (b), (c) or (d) below, subject to the rules described in subsection (e) below:
          (a) Any one person, or more than one person acting as a group (as described below), acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

          (b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control.
          (c) A majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.
          (d) Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
          (i) There is no Change in Control under this subsection (d) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in this subsection. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:
          (A) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
          (B) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
          (C) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
          (D) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (C) above.
          (ii) For purposes of this subsection (d) and except as otherwise provided in Treasury Regulations, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a company in which the Company has no ownership interest before the transaction, but that is a majority-owned subsidiary of the Company after the transaction, is not treated as a Change in Control.
          (e) Additional Rules.

          (i) Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time with respect to subsection (d), or solely because they purchase or own stock of the same corporation at the same time with respect to subsections (a), (b) and (c). However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets (with respect to subsection (d)) or stock (with respect to subsections (a), (b) and (c)), or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets (with respect to subsection (d)) or stock (with respect to subsections (a), (b) and (c)), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
          (ii) Attribution of Stock Ownership. For purposes of this section, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulations Section 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
          (iii) Acquisition of Additional Control. If any one person, or more than one person acting as a group, is considered to effectively control the Company (as determined under subsections (b) and (c)), the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Control under subsections (a), (b) or (c).
     1.11 Code means the Internal Revenue Code of 1986, as amended.
     1.12 Company means Aflac Incorporated, a Georgia corporation with its principal place of business in Columbus, Georgia.
     1.13 Compensation Committee means the Compensation Committee of the Board.
     1.14 Confidential Information means (i) all Trade Secrets; and (ii) any other information that is material to the Company and not generally available to the public, including, without limitation, information concerning the Company’s methods and plans of operation, production processes, marketing and sales strategies, research and development, know-how, computer programming, style and design technology and plans, non-published product specifications, patent applications, product and raw material costs, pricing strategies, business plans, financial data, personnel records, suppliers and customers (whether or not such information constitutes a Trade Secret).

     1.15 Delayed Early Retirement Date means (i) for a Participant whose Participation Date occurred before August 11, 1992, the date the Participant attains age 60; and (ii) for a Participant whose Participation Date occurred on or after August 11, 1992, the latest of (A) the date the Participant attains age 60, (B) the date the Participant completes 15 Years of Employment, or (C) the date the Participant completes 5 consecutive Years of Participation (that is, for a Participant who has continuously been an active Participant in the Plan since his Participation Date, the 5th anniversary of such date).
     1.16 Disability or Disabled means that a Participant is, in the opinion of the Compensation Committee, wholly prevented from performing the duties assigned to such Participant by the Company or Affiliate employing such Participant, by reason of a medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. In making such determination, the Compensation Committee, in its sole discretion, may require such medical proof as it deems necessary, including the certificate of one or more licensed physicians selected by the Compensation Committee. The decision of the Compensation Committee as to Disability shall be final and binding.
     1.17 Early Retirement Date means (i) for a Participant whose Participation Date occurred before August 11, 1992, the date the Participant attains age 55; and (ii) for a Participant whose Participation Date occurred on or after August 11, 1992, the latest of (A) the date the Participant attains age 55, (B) the date the Participant completes 15 Years of Employment, or (C) the date the Participant completes 5 consecutive Years of Participation (that is, for a Participant who has continuously been an active Participant in the Plan since his Participation Date, the 5th anniversary of such date).
     1.18 Effective Date means January 1, 2009, the date as of which this restatement shall be effective. The Plan was initially effective on October 1, 1989.
     1.19 Eligible Employee means an Employee who is a member of a select group of highly compensated or key management employees of the Company or an Affiliate.
     1.20 Employment Date means, with respect to an Eligible Employee, the date his employment with the Company or an Affiliate first commenced (whether or not he was an Eligible Employee on such date); provided, if an individual ceases to be an employee of the Company and all Affiliates for any reason and subsequently is reemployed by the Company and/or an Affiliate, his Employment Date shall be the date his employment recommences (unless the Compensation Committee designates an earlier date).
     1.21 ERISA means the Employee Retirement Income Security Act of 1974, as amended.
     1.22 FICA Tax shall mean the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).
     1.23 Final Base Pay means the highest annual base salary (excluding bonuses) paid to a Participant during any of the 3 calendar years immediately preceding the calendar year in which the Participant terminates employment with the Company and all of its Affiliates.

     1.24 Good Reason means the occurrence after a Change in Control of any of the following circumstances, unless the Participant expressly consents to such circumstance in writing or, in the case of a circumstance described in subsection (a), (e) or (f) hereof, such circumstance is fully corrected prior to the date the Participant terminates employment:
          (a) The assignment to the Participant of any duties inconsistent with the position he held in the Company (or any subsidiary or Affiliate of the Company) immediately prior to the Change in Control, or a significant adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to such change;
          (b) A reduction by the Company and all Affiliates in the Participant’s annual base salary, or a reduction by the Company and all Affiliates in the Participant’s total compensation, as in effect immediately prior to the Change in Control or as the same may be increased from time to time;
          (c) The relocation of the Company’s principal executive offices to a location outside the Columbus, Georgia Metropolitan Area (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control), or the Company’s requiring the Participant to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations immediately prior to the Change in Control;
          (d) The failure by the Company and all Affiliates to pay to the Participant any portion of his current compensation within 7 days of the date such compensation is due;
          (e) The failure by the Company and all Affiliates to continue in effect any compensation plan in which the Participant participates immediately prior to the Change in Control and which is material to the Participant’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or the failure by the Company and all Affiliates to continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed at the time of the Change in Control; or
          (f) The failure by the Company and all Affiliates to continue to provide the Participant with benefits substantially similar to those enjoyed by him under any of the Company’s life insurance, medical, health and accident, or disability plans in which he was participating at the time of the Change in Control; the taking of any action by the Company or an Affiliate which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by him at the time of the Change in Control; or the failure by the Company and all Affiliates to provide the Participant with the number of paid vacation days to which he is entitled on the basis of years of service with the Company and all Affiliates in accordance with the Company’s or Affiliate’s normal vacation policy in effect at the time of the Change in Control.
A Participant’s right to terminate his employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
     1.25 Grandfathered Participant means a Participant who was an active Participant in the Plan on December 31, 1997.
     1.26 Joint Annuitant means the individual entitled to receive survivor benefits upon the death of a Participant whose benefits are payable in the form of a Joint and Survivor Annuity.
     1.27 Joint and 50%, 75% or 100% Survivor Annuity means the Actuarial Equivalent of a Participant’s Single Life Annuity, payable monthly during the Participant’s lifetime (commencing as of his Benefit Commencement Date and ending with the payment due as of the first day of the month during which the Participant dies), with 50%, 75% or 100%, respectively, of such monthly benefit amount continuing after his death (beginning as of the first day of the month following the month in which he dies) to his Joint Annuitant (if the Joint Annuitant survives the Participant) for such Joint Annuitant’s remaining lifetime. Payments shall cease after the payment due on the first day of the month coinciding with or immediately preceding the later of the Participant’s death or his Joint Annuitant’s death.
     1.28 Key Employee means a Participant who meets the requirements to be considered a “specified employee” as defined in Code Section 409A as of: (i) for a Participant who Separates from Service on or after the first day of a calendar year and before the first day of the fourth month of such calendar year, the December 31 of the second calendar year preceding the calendar year in which such Participant Separates from Service; or (ii) for any other Participant, the preceding December 31. For purposes of identifying Key Employees, the Participant’s compensation shall mean all of the items listed in Treasury Regulations Section 1.415(c)-2(b), and excluding all of the items listed in Treasury Regulations Section 1.415(c)-2(c).
     1.29 Normal Retirement Date means (i) for a Participant whose Participation Date occurred before August 11, 1992, the date the Participant attains age 65; and (ii) for a Participant whose Participation Date occurred on or after August 11, 1992, the latest of (A) the date the Participant attains age 65, (B) the date the Participant completes 15 Years of Employment, or (C) the date the Participant completes 5 consecutive Years of Participation (that is, for a Participant who has continuously been an active Participant in the Plan since his Participation Date, the 5th anniversary of such date).
     1.30 Participant means an active Participant or retired Participant who has a benefit payable under the Plan.
     1.31 Participation Date means, with respect to each Eligible Employee who is designated as a Participant, the date his participation in the Plan commences (see Section 2.1); provided, if an Eligible Employee ceases to be an active Participant for any reason and subsequently is again designated as a Participant, his Participation Date shall be the date his active participation recommences (unless the Compensation Committee designates an earlier date).
     1.32 Pension Plan means the Aflac Incorporated Pension Plan, a defined benefit plan qualified under Code Section 401(a), as such plan may be amended from time to time.

     1.33 Pension Plan Benefit means the Actuarial Equivalent of a Participant’s accrued benefit under the Pension Plan, calculated as if that benefit was payable annually for the life of the Participant commencing on the Participant’s Benefit Commencement Date.
     1.34 Plan means the Aflac Incorporated Supplemental Executive Retirement Plan, as contained herein and all amendments hereto. The Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.
     1.35 Qualifying Termination means a Participant’s termination of employment with the Company and all Affiliates following a Change in Control, unless such termination of employment is (i) because of the Participant’s death or Disability, (ii) by the Company or an Affiliate for Cause, or (iii) by the Participant other than for Good Reason.
     1.36 Separate from Service or Separation from Service shall mean that a Participant Separates from Service with his employer that participates in this Plan and its Affiliates as defined in Code Section 409A and guidance issued thereunder. Generally, a Participant Separates from Service if the Participant dies, retires, or otherwise has a termination of employment with all Affiliates, determined in accordance with the following:
          (a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with an Affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for an Affiliate. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.
          (b) Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must Separate from Service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services to Affiliates as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.
          (c) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to all Affiliates if the Participant has been providing services to all Affiliates less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).
     1.37 Single Life Annuity means the Actuarial Equivalent of a Participant’s benefit payable monthly during the Participant’s lifetime, commencing as of his Benefit Commencement Date and ending after the payment due on the first day of the month coinciding with or immediately preceding the date of his death.
     1.38 Surviving Spouse means, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. For purposes of Section 4.4, the determination of a Participant’s Surviving Spouse shall be made as of the date of the Participant’s death.
     1.39 Total Payments has the meaning as defined in Section 3.7(e).
     1.40 Trade Secret means information of or about the Company that would be considered a trade secret under Georgia law; namely, that information which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets may include, but shall not be limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing or process, financial data or plans, product plans, or a list of actual or potential customers or suppliers.
     1.41 Year of Employment means, with respect to an Eligible Employee, a 12-month period, beginning on his Employment Date or on any anniversary thereof, during which such Eligible Employee remains continuously employed by the Company and/or an Affiliate. If an individual ceases to be an employee of the Company and all Affiliates for any reason and subsequently is reemployed by the Company and/or an Affiliate, his previously earned Years of Employment shall be taken into account only to the extent (if any) specified by the Compensation Committee. To the extent provided in an Eligible Employee’s employment agreement with an Affiliate, additional Years of Employment shall be credited to an Eligible Employee under the Plan.

In addition, the Compensation Committee may, in its sole discretion, grant additional Years of Employment to any Participant at any time.
     1.42 Year of Participation means, with respect to a Participant, a 12-month period, beginning on his Participation Date or on any anniversary thereof, during which such Participant continues to actively participate in, and to thereby accrue benefits under, the Plan. If an individual ceases to be a Participant for any reason and subsequently is readmitted to participation in the Plan, his previously earned Years of Participation shall be taken into account only to the extent (if any) specified by the Compensation Committee.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION
     2.1 Selection of Participants.
          The Compensation Committee, in its sole discretion, shall designate which Eligible Employees shall become Participants in the Plan and, for each such Eligible Employee, his Participation Date. The Administrative Committee shall maintain a list of the names and Participation Dates of each Participant in its records. Notwithstanding anything herein to the contrary, all aspects of the selection of Participants shall be in the sole discretion of the Compensation Committee and regardless of title, duties or any other factors, there shall be no requirement whatsoever that any individual or group of individuals be allowed to participate herein.
     2.2 Cessation of Participation.
          (a) Cessation in General. Unless the Compensation Committee specifies otherwise or except as provided in subsection (b) hereof, a Participant’s active participation in the Plan shall cease at the time his employment with the Company and all Affiliates terminates for any reason or at the time he experiences a reduction or elimination of his officer status with the Company, such that he shall not accrue any additional benefit under the Plan. In addition, subject to Section 3.7(b), the Compensation Committee, in its sole discretion, may remove any Participant from participation in the Plan due to Cause or for any other reason, and any such removal shall be effective as of the later of (i) the date that the Compensation Committee has taken such action, or (ii) the effective date that the Compensation Committee specifies for such action. A Participant who remains entitled to benefits under the Plan after he terminates employment with the Company and its Affiliates shall remain a retired Participant as long as he is entitled to any portion of his benefits as described in the Plan.
          (b) Reduced Officer Status. Unless the Compensation Committee specifies otherwise, during the period a Participant, who has not yet reached his Early Retirement Date, who has completed at least 5 Years of Participation while an Eligible Employee, and whose active participation in the Plan ceased due to his reduction or elimination of officer status (as provided in subsection (a) hereof), remains an employee of the Company or an Affiliate, he shall remain an active Participant potentially eligible for benefits pursuant to the terms of Section 3.5 or 3.6 (as applicable); provided, during such period, he shall not accrue any additional benefit under the Plan, have any of his compensation from that period taken into account for purposes of the Plan, or earn any credits towards a Year of Participation.
     2.3 Termination of Employment Before Early Retirement Date; Removal from Participation.
          (a) Termination Before Early Retirement Date. Except as provided in Section 3.5, 3.6 or 3.7, upon a Participant’s termination of employment with the Company and all Affiliates before his Early Retirement Date, neither the Participant nor his Surviving Spouse (if any) shall be entitled to any benefit or payment under the Plan.

     (b) Removal from Participation. Notwithstanding anything herein to the contrary, if the Compensation Committee determines, in its sole discretion, that either (i) a Participant’s employment or participation in the Plan was terminated by the Company, an Affiliate or the Compensation Committee for Cause, or (ii) the Participant resigned for other than Good Reason in anticipation of such action to terminate his employment or participation for Cause, then the Participant and/or his Surviving Spouse shall forfeit all rights and entitlements under the Plan. The decision of the Compensation Committee as to whether the Participant’s discharge or removal was for Cause will be final and binding; provided, no dispute over the reason for such discharge shall affect the finality of the discharge of the Participant by the Company or Affiliate.

ARTICLE 3
AMOUNT OF AND ENTITLEMENT TO BENEFITS
     3.1 Eligibility For Benefits.
          Subject to the terms of Section 2.3, a Participant, Surviving Spouse or Joint Annuitant shall be eligible to receive the amount, if any, determined in accordance with, or based on, the terms of this Article.
     3.2 Normal Retirement Benefit.
          (a) General Formula. Upon a Participant’s termination of employment with the Company and all Affiliates on or after his Normal Retirement Date for any reason other than Cause or death, the Participant shall be entitled to an Annual Retirement Benefit in an amount equal to the difference between the amount determined under subsection (a)(i) and the amount determined under subsection (a)(ii), as follows:
(i)	60 % of the Participant’s Average Annual Compensation; and

(ii)	the Participant’s Pension Plan Benefit.
          (b) Grandfathered Benefits. Notwithstanding the terms of subsection (a) hereof, the Annual Retirement Benefit of any Grandfathered Participant who terminates employment on or after his Normal Retirement Date for any reason other than Cause or death shall be the greater of the amount determined under subsection (a) hereof or an amount equal to the difference between the amount determined under subsection (b)(i) and the amount determined under subsection (b)(ii), as follows:
(i)	65 % of the Participant’s Final Base Pay; and

(ii)	the Participant’s Pension Plan Benefit.
     3.3 Delayed Early Retirement Benefit.
          (a) General Formula. Upon a Participant’s termination of employment with the Company and all Affiliates on or after his Delayed Early Retirement Date but before his Normal Retirement Date for any reason other than Cause or death, the Participant shall be entitled to an Annual Retirement Benefit in an amount equal to the difference between the amount determined under subsection (a)(i) and the amount determined under subsection (a)(ii), as follows:
(i)	50 % of the Participant’s Average Annual Compensation; and

(ii)	the Participant’s Pension Plan Benefit.
          (b) Grandfathered Benefits. Notwithstanding the terms of subsection (a), the Annual Retirement Benefit of any Grandfathered Participant who terminates employment on or after his Delayed Early Retirement Date but before his Normal Retirement Date for any reason other than

Cause or death shall be the greater of the amount determined under subsection (a) hereof or an amount equal to the difference between the amount determined under subsection (b)(i) and the amount determined under subsection (b)(ii), as follows:
(i)	50% of the Participant’s Final Base Pay; and

(ii)	the Participant’s Pension Plan Benefit.
     3.4 Early Retirement Benefit.
          (a) General Formula. Upon a Participant’s termination of employment with the Company and all Affiliates on or after his Early Retirement Date but before his Delayed Early Retirement Date for any reason other than Cause or death, the Participant shall be entitled to an Annual Retirement Benefit in an amount equal to the difference between the amount determined under subsection (a)(i) and the amount determined under subsection (a)(ii), as follows:
(i)	40% of the Participant’s Average Annual Compensation; and

(ii)	the Participant’s Pension Plan Benefit.
          (b) Grandfathered Benefits. Notwithstanding the terms of subsection (a), the Annual Retirement Benefit of any Grandfathered Participant who terminates employment on or after his Early Retirement Date but before his Delayed Early Retirement Date for any reason other than Cause or death shall be the greater of the amount determined under subsection (a) hereof or an amount equal to the difference between the amount determined under subsection (b)(i) and the amount determined under subsection (b)(ii), as follows:
(i)	50% of the Participant’s Final Base Pay; and

(ii)	the Participant’s Pension Plan Benefit.
     3.5 Reduced Early Retirement Benefit.
          Unless the Compensation Committee specifies otherwise at the time of his reduction or elimination of officer status, upon a Participant’s attainment of his Early Retirement Date after he has experienced such reduction or elimination of his officer status with the Company but while he remains employed by the Company or an Affiliate, the Participant shall be entitled to an Annual Retirement Benefit that is the product of (i) the Annual Retirement Benefit to which the Participant would have been entitled had he maintained his former officer status with the Company until his Early Retirement Date (taking into account the terms of Section 2.2(b)), and (ii) a fraction, (A) the numerator of which is the number of complete and partial 12-month periods of employment with the Company and its Affiliates completed by the Participant as of the date his officer status with the Company was reduced or eliminated, and (B) the denominator of which is the number of complete and partial 12-month periods between the Participant’s first day of employment with the Company and its Affiliates and the Participant’s Early Retirement Date.
     3.6 Termination.

          If a Participant’s employment with the Company and all Affiliates terminates, for a reason other than Cause or death, before he attains age 55 but after he has completed 15 Years of Employment, the Participant shall be entitled to an Annual Retirement Benefit in an amount equal to the difference between the amount determined under subsection (a) and the amount determined under subsection (b), as follows:
          (a) 30% of the Participant’s Average Annual Compensation; and
          (b) the Participant’s Pension Plan Benefit.
     3.7 Change in Control.
          (a) General. In the event of a Change in Control, the provisions of this Section shall apply to each Participant who was an active Participant in the Plan immediately preceding the date of the Change in Control. In the event that a Participant is entitled to a benefit determined under this Section 3.7 and would also be eligible for a benefit determined under Sections 3.2, 3.3, 3.4, 3.5 or 3.6, the Participant shall be entitled to the greater of the benefit determined under such other Section or this Section 3.7, but not both benefits.
          (b) Restriction on Changes. For a period of 3 years following a Change in Control, (i) no Participant may be removed from participation in the Plan pursuant to the terms of Section 2.2, and (ii) the Plan may not be terminated or amended in any manner which would adversely affect in any way the amount or rate of accrual of, or the entitlement to, retirement benefits hereunder or remove a Participant from participation hereunder. Notwithstanding any other provisions of the Plan, the foregoing provisions of this subsection may not be amended following a Change in Control without the written consent of a majority in both number and interest of the Participants who are actively employed by the Company or any Affiliate, both immediately prior to the Change in Control and at the date of such amendment.
          (c) Termination Within Two Years After a Change in Control. If a Participant’s employment with the Company and all Affiliates terminates during the 2-year period immediately following the Change in Control and such termination of employment constitutes a Qualifying Termination, the Participant shall be entitled to receive the Actuarial Equivalent (determined as of the date of the Qualifying Termination) of the Annual Retirement Benefit to which the Participant would have been entitled had he remained in the employ of the Company or an Affiliate as a Participant in the Plan:
          (i) until he attained his Early Retirement Date, in the case of a Participant who had not yet attained his Early Retirement Date as of the date of his Qualifying Termination,
          (ii) until he had attained his Delayed Early Retirement Date, in the case of a Participant who had attained his Early Retirement Date but not his Delayed Early Retirement Date as of the date of the Qualifying Termination, or

          (iii) until he had attained his Normal Retirement Date, for a participant who had attained his Delayed Early Retirement Date but not his Normal Retirement Date as of the date of the Qualifying Termination.
          (d) Termination or Removal More Than Two Years After a Change in Control. If, after the 2-year period immediately following a Change in Control and before a Participant’s Early Retirement Date, (1) the Participant’s employment with the Company and all Affiliates terminates and such termination constitutes a Qualifying Termination, or (2) the Participant is removed from participation in the Plan (pursuant to the terms of Section 2.2 but subject to the terms of subsection (b) hereof), the Company shall pay to the Participant the Actuarial Equivalent (determined as of the date of the Qualifying Termination or removal) of the product of:
          (i) the Annual Retirement Benefit to which the Participant would have been entitled had he remained in the employ of the Company or an Affiliate as a Participant in the Plan until his Early Retirement Date, and
          (ii) a fraction,
          (A) the numerator of which is the number of complete and partial 12-month periods of employment with the Company and its Affiliates completed by the Participant as of the date of the Qualifying Termination or removal from participation, and
          (B) the denominator of which is the number of complete and partial 12-month periods between the Participant’s first day of employment with the Company and its Affiliates and the Participant’s Early Retirement Date.
          (e) Limitations on Payments. Notwithstanding any other provisions of the Plan, in the event that any payment or benefit received or to be received by a Participant in connection with a Change in Control or the termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement with the Company or entity whose actions result in a Change in Control or any affiliate of the Company or such entity (all such payments and benefits, including the payments under this Section, being hereinafter called “Total Payments”) would not be deductible (in whole or part) by the Company, an affiliate or entity making such payment or providing such benefit, as a result of Code Section 280G, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments made on account of Code Section 280G in such other plan, arrangement or agreement), the payment described in this Section shall be reduced (if necessary, to zero). For purposes of this limitation (i) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Participant does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A); (ii) the payment under this Section shall be reduced only to the extent necessary so that the Total Payments are not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (i); and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4).

     3.8 Noncompetition.
          The payment of Annual Retirement Benefits or any other amounts payable to a Participant under the Plan shall immediately cease and be forfeited if the Participant, without the prior consent of the Board, directly or indirectly renders advisory or any other services to, or becomes employed by, or participates or engages in any business competitive with any of the business activities of the Company (or any subsidiary or Affiliate of the Company) in any states or foreign countries in which the Company or any of its subsidiaries or Affiliates do business. For purposes of this Section, “participates or engages” in means acting as an agent, consultant, representative, officer, director, member, independent contractor or employee; or as an owner, partner, limited partner, joint venturer, creditor or shareholder (except as a shareholder holding no more than a 1% interest in a publicly traded entity). As a condition to receiving or continuing to receive benefit payments hereunder, the Compensation Committee, in its sole discretion and at any time, may require any Participant to enter into a noncompete and/or nonsolicitation agreement with such terms and provisions as the Compensation Committee may dictate, and if the Participant does not execute such agreement in a sufficiently timely manner to permit a payment to be made hereunder by the latest date permissible under Code Section 409A, such payment shall be forfeited.
     3.9 Confidential Information.
          The payment of an Annual Retirement Benefit or any other amounts payable to a Participant under the Plan shall immediately cease and be forfeited if the Participant, at any time during or following the Participant’s employment with the Company or its Affiliates, discloses any Confidential Information to any other person or entity (except employees of the Company and its Affiliates) without the prior written consent of the Board or Compensation Committee.
     3.10 Consultation.
          As a condition to the payment of Annual Retirement Benefits hereunder, a Participant shall, at the request of the Compensation Committee, make himself available for consultation to the Company and Affiliates, during the 10 years immediately following his Benefit Commencement Date. In this regard, the Participant shall serve as an independent consultant at reasonable business hours, upon reasonable notice, and subject to the conditions of health. He shall serve without further compensation except necessary and proper business or travel expenses required in connection with such consultation. Notwithstanding the foregoing, the level of such required consultation services required under this Section shall be less than the smallest level that would prevent a Participant from having a Separation from Service at such time as a Separation from Service would otherwise have occurred but for the services provided under this Section.

ARTICLE 4
PAYMENT OF BENEFIT
     4.1 General.
          The benefit to which a Participant is entitled pursuant to Article 3 shall be payable to him at the time and in the form determined in this Article 4.
     4.2 Timing and Form of Payment.
          (a) Timing of Distribution. Except as provided in Section 4.3, a Participant’s Benefit Commencement Date for his benefit shall be within 90 days after the later of: (i) the date the Participant reaches age 55, or (ii) the date the Participant Separates from Service. Notwithstanding the foregoing, in the case of a Participant who is a Key Employee on the date he Separates from Service, no payments shall actually be made due to Separation from Service before the date that is 6 months after the Participant’s date of Separation from Service; and, in such case, any payments that would otherwise have been made to such Participant during such 6-month period shall be paid in a single sum on the first business day of the seventh calendar month after the calendar month in which the Participant Separates from Service, and all subsequent payments shall be made at the times such payments otherwise would have been made if there had been no delay during such 6-month period.
          (b) Forms of Payment. Subject to Section 4.3, to the extent permitted by the Administrative Committee, a Participant may elect any form of payment permitted under subsection (c) for his benefit. Such election shall become irrevocable on the Participant’s Benefit Commencement Date. If a Participant does not timely elect a form of payment, his benefit shall be paid in the form of a Single Life Annuity.
          (c) Optional Forms of Payments. A Participant whose benefit is payable in a life annuity (as that term is defined in Treasury Regulation Section 1.409A-2(b)(2)(ii)(A)) and who has not yet attained his Benefit Commencement Date may elect at any time before his Benefit Commencement Date to change the form of payment of his benefit to another type of life annuity (as that term is defined in Treasury Regulation Section 1.409A-2(b)(2)(ii)(A)) that is permitted under the Pension Plan (based on the terms of the Pension Plan in effect on the date of the election). The newly elected life annuity shall have the same scheduled date for the first annuity payment and shall be Actuarially Equivalent to the Participant’s benefit payable in the form of a Single Life Annuity. An election shall only be permitted under this subsection if the annuity form of payment in effect for the Participant’s benefit prior to the change and the annuity form of payment elected are actuarially equivalent applying reasonable actuarial methods and assumptions as described in Treasury Section 1.409A-2(b)(2)(ii). In accordance with the foregoing, and not intending to modify the foregoing in any respect, as of January 1, 2009, the following optional forms of payment are available for a Participant’s benefit:
(i)	Single Life Annuity.

(ii)	Joint and 50% Survivor Annuity.

(iii)	Joint and 75% Survivor Annuity.

(iv)	Joint and 100% Survivor Annuity.
          (d) Cash-Out Payment of Benefit. Notwithstanding the foregoing, if at any time a Participant’s vested benefit has an Actuarial Equivalent single-sum value which is less than or equal to the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay such Participant’s benefit in an immediate single-sum payment. For purposes of determining whether a Participant’s benefit exceeds the maximum cash-out amount under this provision, any deferrals of compensation under any other nonqualified deferred compensation plan maintained by the Participant’s employer or its Affiliate that is not an “account balance plan” shall be considered as part of the Participant’s benefit hereunder. Any exercise of the Administrative Committee’s discretion pursuant to this subsection (d) shall be evidenced in writing no later than the date of the distribution. Notwithstanding the foregoing, to the extent required by Code Section 409A, with respect to a Participant who is a Key Employee on the date he Separates from Service, no payment under this subsection (d) made on account of such Participant’s Separation from Service shall be made within 6 months after the date the Participant Separates from Service.
          (e) Cash Payments. All benefit payments hereunder shall be made in cash.
     4.3 Change in Control.
          If a Participant who is employed by the Company or its Affiliates Separates from Service during the 24-month period immediately following a Change in Control, such Participant’s benefit shall be paid in a single lump sum in cash, and the Benefit Commencement Date for such Participant’s benefit shall be within 90 days after (i) the date the Participant Separates from Service, in the case of a Participant who is not a Key Employee on the date he Separates from Service; or (ii) 6 months after the date the Participant Separates from Service, in the case of a Participant who is a Key Employee on the date he Separates from Service.
     4.4 Death Benefit.
          In the event a Participant dies after attaining his Early Retirement Date but before his Benefit Commencement Date, his Surviving Spouse (if any) shall be entitled to receive an annual survivor benefit in an amount determined as if the Participant had retired on the day immediately preceding his death and had elected to receive his benefit in the form of a Joint and 50% Survivor Annuity with his Surviving Spouse as Joint Annuitant. The Benefit Commencement Date for such death benefit shall be the 30th day after the date on which the Participant dies. Other than as provided in this Section, upon a Participant’s death prior to his Benefit Commencement Date, such Participant’s benefit under the Plan shall be forfeited.
     4.5 Offset for Obligations to the Company.
          Notwithstanding anything in the Plan to the contrary, if a Participant, beneficiary or Joint Annuitant has any outstanding obligation to the Company or any Affiliate (whether or not such obligation is related to the Plan), the Administrative Committee may cause the benefit of such

Participant, beneficiary or Joint Annuitant to be reduced and offset by, and to be applied to satisfy, the amount of such obligation; provided, no such offset will apply before such amount becomes payable under the Plan, unless the following requirements are met: (i) the debt owed to the Company or Affiliate was incurred in the ordinary course of the relationship between the Participant and the Company or Affiliate, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000, and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
     4.6 Taxes.
          (a) Amounts Payable Whether or Not the Participant is in Pay Status. If the whole or any part of any Participant’s benefit hereunder shall become subject to FICA Tax, or any state, local or foreign tax obligations, which the Company shall be required to pay or withhold prior to the time the benefit becomes payable hereunder, the Company shall have the full power and authority to withhold and pay such tax and related amounts as permitted under Code Section 409A.
          (b) Amounts Payable Only if the Benefit is in Pay Status. If the whole or any part of any Participant’s, beneficiary’s, Surviving Spouse’s or Joint Annuitant’s benefit hereunder shall become subject to any estate, inheritance, income, employment or other tax which the Company shall be required to pay or withhold at a time when benefits are payable under the Plan, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant, beneficiary, Surviving Spouse or Joint Annuitant (including, without limitation, by reducing and offsetting the Participant’s, beneficiary’s, Surviving Spouse’s or Joint Annuitant’s benefit but excluding, except as provided in subsection (a), any Plan benefits that are not then payable).
     4.7 No Acceleration of Payments.
          Except as otherwise provided in this Section, no payment scheduled to be made under this Article 4 may be accelerated. Notwithstanding the foregoing, the Administrative Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article 4 in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

ARTICLE 5
CLAIMS
     5.1 Rights.
          If a Participant, Joint Annuitant, beneficiary or Surviving Spouse has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), such claimant shall submit the claim in accordance with the procedures set forth in this Section. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” shall be 2 years, beginning on (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 5.3, a Participant, Joint Annuitant, beneficiary or Surviving Spouse shall have 90 days within which to bring suit for any claim related to such denied appeal; any such suit initiated after such 90-day period shall be precluded.
     5.2 Claim Procedure.
          Claims for benefits under the Plan may be filed in writing with the Compensation Committee in accordance with subsection (a) or (b) hereof, as applicable.
          (a) Generally. Except as provided in subsection (b) hereof, the Compensation Committee shall furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension, the Compensation Committee may extend such 90-day period by up to an additional 90 days, by providing a notice of such extension to the claimant before the end of the initial 90-day period. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
          (b) Claims Based on an Independent Determination of Disability. With respect to a claim for benefits under the Plan based on Disability (other than approval for payment of benefits, directly or indirectly, under any long-term disability plan maintained by an Affiliate), the Compensation Committee shall furnish to the claimant written notice of the disposition of a claim within 45 days after the application therefor is filed; provided, if matters beyond the control of the Compensation Committee require an extension of time for processing the claim, the Compensation Committee shall furnish written notice of the extension to the claimant prior to the end of the initial 45-day period, and such extension shall not exceed one additional, consecutive 30-day period; and, provided further, if matters beyond the control of the Compensation Committee require an additional extension of time for processing the claim, the Compensation Committee shall furnish written notice of the second extension to the claimant prior to the end of the initial 30-day extension period, and such extension shall not exceed an additional, consecutive 30-day period. Notice of any extension under this subsection (b) shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, cites of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
     5.3 Review Procedure.
          Any Participant, Joint Annuitant, beneficiary or Surviving Spouse who has been denied a benefit, or his duly authorized representative, shall be entitled, upon request to the Compensation Committee, to appeal the denial of his claim in accordance with subsection (a) or (b) hereof, as applicable.
          (a) Appeal. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Compensation Committee’s possession in order to prepare the appeal. Except as provided in subsection (b) hereof, the request for review, together with a written statement of the claimant’s position, must be filed with the Compensation Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in Section 5.2. The Compensation Committee’s decision shall be made within 60 days following the filing of the request for review; provided, if special circumstances require an extension, the Compensation Committee may extend such 60-day period by up to an additional 60 days, by providing a notice of such extension to the claimant before the end of the initial 60-day period. If unfavorable, the notice of decision shall explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, and state the claimant’s right to bring a civil action under ERISA Section 502(a).
          (b) Claims Based on an Independent Determination of Disability. With respect to an appeal of a denial of benefits under the Plan based on Disability (other than approval for payment of benefits, directly or indirectly, under any long-term disability plan maintained by an Affiliate), the claimant or his duly authorized representative may review pertinent documents related to the Plan and in the Compensation Committee’s possession in order to prepare the appeal. The form containing the request for review, together with a written statement of the claimant’s position, must be filed with the Compensation Committee no later than 180 days after receipt of the written notification of denial of a claim provided for in Section 5.2. The Compensation Committee’s decision shall be made within 45 days following the filing of the request for review and shall be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Compensation Committee shall furnish written notice to the claimant prior to the end of the initial 45-day period, and such an extension shall not exceed one additional 45-day period. The Compensation Committee’s review shall not afford deference to the initial adverse benefit determination and shall be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Compensation Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual. If unfavorable, the notice of decision shall explain the reason or reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, state the claimant’s right to bring a civil action under ERISA Section 502(a), and identify all medical or vocational experts whose advice was obtained by the Compensation Committee in connection with a claimant’s adverse benefit determination.
     5.4 Satisfaction of Claims.
          Any payment to a Participant, Joint Annuitant, beneficiary or Surviving Spouse shall to the extent thereof be in full satisfaction of all claims hereunder against the Compensation Committee, the Company, and all Affiliates, any of which may require such Participant, Joint Annuitant, beneficiary or Surviving Spouse, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Compensation Committee. If receipt and release is required but the Participant, Joint Annuitant, beneficiary or Surviving Spouse (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution by the latest date that a payment can permissibly be made, such payment shall be forfeited.

ARTICLE 6
SOURCE OF FUNDS
     6.1 Source of Funds.
          (a) Allocation among Affiliates. The obligation to pay benefits hereunder shall be the obligation of the Company and its Affiliates that participate in the Plan and whose employees are Participants entitled to benefits hereunder. The Compensation Committee shall allocate the total liability to pay benefits under the Plan among the Company and its Affiliates that participate in the Plan in such manner and amount as the Compensation Committee in its sole discretion deems appropriate.
          (b) General Creditors. Each of the Company and its Affiliates shall provide the benefits described in the Plan and allocable to such entity pursuant to the terms of subsection (a) hereof from its general assets. The Company’s and Affiliates’ obligations to pay benefits under the Plan constitute mere promises of the Company and its Affiliates to pay such benefits; and a Participant, Joint Annuitant, beneficiary or Surviving Spouse shall be and remain no more than an unsecured, general creditor of the Company.
     6.2 Funding Prohibition under Certain Circumstances.
          Notwithstanding anything in this Article to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

ARTICLE 7
ADMINISTRATIVE AND COMPENSATION COMMITTEES
     7.1 Action of Administrative Committee.
          Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant, Joint Annuitant or Surviving Spouse, he shall not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee shall choose a secretary who shall keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.
     7.2 Rights and Duties of Administrative Committee.
          The Administrative Committee shall administer the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:
          (a) To maintain all the necessary records of the administration of the Plan;
          (b) To maintain records regarding Participants’, Joint Annuitants’, beneficiaries’ and Surviving Spouses’ benefits hereunder;
          (c) To effect all disbursements approved by the Compensation Committee pursuant to the Plan;
          (d) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and
          (e) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.
     7.3 Rights and Duties of Compensation Committee.
          The Compensation Committee shall have the exclusive right to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be final and conclusive on all parties. The Compensation Committee may establish rules for the regulation of the Plan as are not inconsistent with the terms hereof.

     7.4 Compensation, Indemnity and Liability.
          The Compensation Committee, the Administrative Committee and their members shall serve as such without bond and without compensation for services hereunder. All expenses of the Compensation Committee and the Administrative Committee shall be paid by the Company. No member of either committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Company shall indemnify and hold harmless the Compensation Committee, the Administrative Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct.

ARTICLE 8
AMENDMENT AND TERMINATION
     8.1 Amendments.
          Subject to Section 3.7(b), the Board or the Compensation Committee may amend the Plan in whole or in part at any time and from time to time. An amendment to the Plan may modify its terms in any respect whatsoever; provided, the Board may not amend the Plan to decrease the level of benefits to which a Participant, Joint Annuitant or Surviving Spouse would be entitled to receive under Articles 3 and 4, if the Participant terminated employment with the Company and all Affiliates on the later of (i) the date such amendment is adopted, or (ii) the date such amendment is effective.
     8.2 Termination of Plan.
          (a) Freezing. Subject to Section 3.7(b), the Company, through action of the Board, reserves the right to discontinue and freeze the Plan at any time, for any reason. Any action to freeze the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Company.
          (b) Termination. Subject to Section 3.7(b), the Company, through action of the Board, reserves the right to terminate the Plan and fully distribute all accrued benefits at any time, for any reason; provided, the distribution of benefits shall be subject to the restrictions provided under Code Section 409A (including, to the extent required by Code Section 409A, the 6-month delay that applies to distributions to Key Employees following Separation from Service). Any action to terminate the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Company. If the Plan is terminated, such termination shall not have the effect of decreasing the level of benefits which a Participant, Joint Annuitant or Surviving Spouse would be entitled to receive under Articles 3 and 4, if the Participant terminated employment with the Company and all Affiliates on the later of (i) the date the resolution to terminate the Plan is adopted, or (ii) the date the termination is effective. Such termination shall be binding on all Participants, Joint Annuitants and Surviving Spouses.

ARTICLE 9
MISCELLANEOUS
     9.1 Taxation.
          It is the intention of the Company and Affiliates that the benefits payable hereunder shall not be deductible by the Company or Affiliates nor taxable for federal income tax purposes to Participants, Joint Annuitants, beneficiaries or Surviving Spouses until such benefits are paid by the Company or Affiliates to such Participants, Joint Annuitants, beneficiaries or Surviving Spouses. When such benefits are so paid, it is the intention of the Company and Affiliates that they shall be deductible by the Company and Affiliates under Code Section 162. Without limiting the foregoing, it is intended that the Plan meet the requirements of Code Section 409A, and the Administrative Committee shall use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements.
     9.2 No Employment Contract.
          Nothing herein contained is intended to be nor shall be construed as constituting a contract arrangement between the Company or any Affiliate and any Participant to the effect that the Participant will be employed or engaged as a consultant by the Company or any Affiliate for any specific period of time.
     9.3 Headings.
          The headings of the various articles and sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a section shall refer to a section of the Plan unless specified otherwise.
     9.4 Gender and Number.
          Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.
     9.5 Successors.
          The Company and the Affiliates shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or the Affiliates to expressly assume their obligations hereunder in the same manner and to the same extent that the Company and the Affiliates would be required to perform if no such succession had taken place.
     9.6 Legal Expenses.
          The Company shall pay or reimburse a Participant for all fees and disbursements of counsel, if any, incurred by the Participant during the Participant’s lifetime in seeking to obtain or enforce any right or benefit provided by the Plan. The amount of such expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for reimbursement or payment in any other calendar year. The right to reimbursement or payment under this Section is not subject to liquidation or exchange for another benefit. All reimbursements made under this Section shall be paid on or before the last day of the calendar year following the calendar year in which the expense was incurred, and if the Participant does not submit an expense for reimbursement, along with such documentation as the Administrative Committee may require, in a timely enough manner to permit payment by such deadline, such expense shall not be reimbursed.
     9.7 Assignment of Benefits.
          The right of a Participant, Joint Annuitant or Surviving Spouse to receive payments under the Plan shall not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant, Joint Annuitant or Surviving Spouse, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan. Notwithstanding the foregoing, upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)) requiring the distribution of all or a portion of a Participant’s vested benefit to an alternate payee, the Administrative Committee shall cause the Company to pay a distribution to such alternate payee.
     9.8 Legally Incompetent.
          The Administrative Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability either on the part of the Company or the Affiliates for the amount of such payment to the person on whose account such payment is made.
     9.9 Governing Law.
          The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

     IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officer on the 19th day of December, 2008.

Aflac Incorporated

By:	/s/ Daniel P. Amos Daniel P. Amos
Chairman and Chief Executive Officer

Attest:	/s/ Joey M. Loudermilk

Joey M. Loudermilk
Corporate Secretary